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                      [ZOLTEK COMPANIES, INC. LETTERHEAD]



May 2, 2008



Kevin Schott
11048 Graeser Lane
Creve Coeur, MO 63141

Dear Kevin:

I am writing to set out and confirm the understandings and agreements between you and Zoltek Companies, Inc. ("Zoltek" or the "Company") concerning your separation and resignation from employment with the Company and its direct and indirect subsidiaries and affiliates. The specific understandings and agreements are as follows:

1. Resignation And Separation From Employment:
   ------------------------------------------

         (a) You hereby voluntarily and irrevocably resign your employment with Zoltek and its direct and indirect subsidiaries and affiliates (collectively, "Zoltek Group"), and all offices and director positions you hold with Zoltek or any of its plans, subsidiaries, trusts, or affiliates, effective as of the date of this letter (the "Separation Date"). A formal written resignation is attached as Exhibit 1. These resignations are accepted. You are agreeing to do so to avoid having the Company taking action to move the Board to dismiss and remove you from your employment and positions for cause. Your employment with Zoltek and its subsidiaries and affiliates terminates as of the Separation Date without any further obligations on the part of Zoltek except as otherwise provided for in this Agreement.

         (b) As of the Separation Date, you have no further rights under any agreement between you and the Company, and you will cease to be eligible to participate under, or covered by, any group insurance, self-insured welfare benefit, bonus, incentive compensation, commission, disability, retirement, 401K, profit sharing, or other compensation or benefit plans, and have no rights under any of those plans, unless (in the case of an employee insurance or welfare benefit plan, as opposed to any type of incentive, bonus, commission or other compensation plan or policy) the terms of the plan provide for coverage following separation from employment or you exercise any conversion privileges, at your own cost, as may be provided in those plans. You specifically will not be entitled to any payment under any bonus plan or arrangement for fiscal 2007 or 2008.

         (c) Your rights, if any, under Zoltek's stock option plans, and any 401K plan, in which you participate, shall be governed by and determined according to the terms of those specific plans and agreements based upon your service through and ending on the Separation Date. The payment of any benefits under any such plan, and the exercise or sale of any options or restricted shares, shall be governed by and subject to the terms of the applicable plan and any applicable option/award agreement, and none of those restrictions or conditions are waived.

         (d) The Company will pay to you the cash equivalent of your accrued and unused vacation based upon your service through and ending the Separation Date, as determined based upon Company payroll records, and as the same accrues under and according to Company policy regarding vacation for exempt employees generally. This amount will be paid in accordance with Company policy and pay practice as soon as administratively practicable (but in no event more than 30 days) after the Separation Date, subject to applicable withholdings. You will be paid at your current rate of base salary for all time worked through the Separation Date, subject to applicable withholdings. Except as provided in this letter (this "Agreement"), no payment, compensation, leave time, insurance or other benefits, will be furnished or paid to you.


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Kevin Schott
May 2, 2008
Page 2



2. Payments: You promise and agree to pay to the Company on demand the sum of
   --------
Two Hundred Fifty Thousand Dollars ($250,000.00). When you sign and deliver this Agreement to me, you will deliver to me a check in this amount to satisfy this obligation.

3. Announcements: You will not directly or indirectly make any statement,
   -------------
comment, announcement or press release concerning your separation from employment (or this Agreement), that is not agreed to and reviewed in advance by Zoltek, other than statements made in the normal course of seeking other employment. You will cooperate with and assist Zoltek with respect to any statement, press release and/or announcement which Zoltek may make concerning your employment and/or your resignation and separation from employment.

You will not, at any time prior to May 1, 2009, communicate with (including any communications initiated by others) or contact any directors, employees, consultants, customers (whether current or prospective), investors, business partners or suppliers of the Company and/or any of its subsidiaries and/or affiliates except as directed by Zoltek.

4. Releases:
   --------

         (a) Zoltek unconditionally and irrevocably releases, waives and gives up any known claims, lawsuits and causes of action that Zoltek may have against you based upon (1) the September 3, 2007 payment of $175,00.00 to Arch Capital, LLC, or (2) the January 22, 2008 payment of $75,000 to Victoriacap, LLC, and your conduct in directing either of those payments.

         (b) You unconditionally and irrevocably release, waive and give up any and all known and unknown claims, lawsuits and causes of action that you may have against any of the Zoltek Parties (defined below) in any way arising out of, relating to or based upon your employment with Zoltek Group or your separation from employment, any decision, promise, agreement, policy, practice, act or conduct of any of the Zoltek Parties prior to this date, and any facts occurring prior to the date you sign this Agreement. This is a full and general release of all such claims by you, including but not limited to any claims for discrimination in employment, retaliation, breach of express or implied contract, misrepresentation, slander, defamation, wrongful dismissal, or violation of any federal or state law or decision. You specifically agree that you have not been treated adversely on account of age, race, gender or other legally protected classification or otherwise retaliated against for any statement, report or claim made by you, if any, nor will you claim that you have otherwise been treated wrongfully or retaliated against in connection with your employment with the Company or your separation from employment and will make no (and in fact agree you have no) claim under the Age Discrimination in Employment Act, or any applicable law prohibiting employment or other discrimination or retaliation, against any of the Zoltek Parties. You acknowledge that the Company relied on the representations and promises in this Agreement in entering into this Agreement. This release does not include claims arising after the date you sign this Agreement, any claims for breach of this Agreement, or any claim under any 401K plan or pension plan based upon your service with the Company until and ending with the Separation Date.

         (c) For purposes of this Agreement, the term "Zoltek Parties" means
(1) Zoltek and any of its present or former direct or indirect subsidiaries, affiliates, and any joint venture or other entity in which Zoltek or any such entity has any ownership interest, (2) any employee benefit plans or trusts sponsored, established or maintained by Zoltek or any other entity described in (1) above, (3) the present and former directors, officers, executives, agents, administrators, trustees and fiduciaries of each entity described in 4
(c)(1) or (2) above, and (4) the respective insurers, successors and assigns of each person or entity described in 4 (c) (1), (2) or (3) above.


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Kevin Schott
May 2, 2008
Page 3



5. Non-Disparagement:
   -----------------

         (a) You will conduct yourself in a professional and positive manner in all of your dealings, communications and contacts concerning Zoltek Group, your employment, or your separation from employment. You agree not to criticize, denigrate, disparage, or make any derogatory statements about the Company. In particular, you agree not to make any derogatory or critical statements about the Company (including any subsidiaries, or affiliates), its business plans, policies and practices, or about any of its officers, directors, employees or former officers, to customers, competitors, suppliers, employees, former employees, members of the public (including but not limited to in any internet publication, posting, message board or weblog), members of the media, or any other person, nor shall you harm or in any way adversely affect the reputation and goodwill of the Company. You also agree not to damage any Company property or harm or attempt to harm the Company in any material way, including financially. Nothing in this paragraph shall prevent you from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings or investigations, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body or official related to alleged violations of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission.

         (b) Zoltek will direct its officers not to criticize, denigrate, disparage, or make any derogatory statements about you, except as may be required by applicable law. In particular, Zoltek will direct its officers not to make (or instruct others to make) any derogatory or critical statements about you to customers, competitors, suppliers, employees, former employees, members of the public (including but not limited to in any internet publication, posting, message board or weblog), members of the media, or any other person (excluding accountants, auditors, counsel, directors, and senior executives having a need to know). Nothing in this paragraph shall prevent any such person from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings or investigations, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body or official related to alleged violations of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission.

6. Access, Cooperation: You will cooperate with the Company, and furnish any
   -------------------
and all complete and truthful information, testimony, documents or affidavits in connection with any matter that arose during your employment, that in any way relates to the business or operations of the Company or any of its subsidiary corporations or affiliates, or of which you may have any knowledge or involvement. And, you will consult with and provide information to Zoltek and its representatives concerning such matters.

The parties will make their best efforts to have such cooperation performed on reasonable advance notice (under the circumstances) at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which you may then be engaged. If the Company requires you to travel outside the metropolitan area in the United States where you then reside to provide any testimony or otherwise provide any such assistance, then Zoltek will reimburse you for any reasonable, ordinary and necessary travel and lodging expenses incurred by you to do so provided you submit all documentation required under Zoltek's standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for Zoltek to deduct those expenses. Nothing in this Agreement shall be construed or interpreted as requiring you to provide any testimony, sworn statement or declaration that is not complete and truthful. In fact, Zoltek expects and requires you to only provide truthful, complete and accurate information.


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Kevin Schott
May 2, 2008
Page 4



7. No Reemployment: You will never apply for or seek employment with the
   ---------------
Zoltek Group, or be employed by any such entity, and agrees that Zoltek Group may refuse to employ you (or, if you have already been employed, dismiss you following discovery of that fact) without liability.

8. Return of Property: You have returned, or will return, to the Company on
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your Separation Date all files, memoranda, documents, records, credit cards, keys, computers, other equipment, badges, vehicles, trade secrets, internal business and financial, and other confidential information of the Company, and any other property of the Company. You also will reveal to the Company on or before your Separation Date all access codes to any computer or other program or equipment.

9. Existing Obligations Continue: You agree to remain bound by and to comply
   -----------------------------
with any agreement or policy relating to confidential information of Zoltek and/or inventions, non competition or non solicitation, or other matters, to which you are now subject or now are a party.

10. Consideration of Agreement: You represent and agree that (a) you have
    --------------------------
reviewed this Agreement, understand what it says and understand the legal consequences of signing it, and are entering into this Agreement and agreeing to these terms of your own free will, (b) you have been provided a reasonable and adequate period of time and opportunity to consider this Agreement and consult with your attorneys and advisors concerning this Agreement before signing it and have voluntarily decided of your own free will to sign it and agree to its terms at this time, (c) no payments or considerations have been promised to you in exchange for signing and delivering this Agreement except for those specified in this Agreement, and (d) you are receiving valuable consideration in exchange for your execution of this Agreement that you would not otherwise be entitled to receive, consisting of the agreements set out in this Agreement.

11. Choice of Law: This Agreement is executed and entered into in the State of
    -------------
Missouri , and shall be governed by and interpreted according to the internal laws of the State of Missouri without reference to conflicts of laws principles.

12. Entire Agreement, Miscellaneous: This Agreement is the entire agreement
    -------------------------------
between the Company and you relating to your separation from employment, and supersedes any and all prior oral or written communications or agreements concerning your separation from employment. Neither this Agreement nor any of its terms may be amended, changed, waived or added to except in a writing signed by both parties. The Company has made no representations or promises to you other than those in or referred to by this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement is not an admission as to fault, liability or wrongdoing by you or any of the Zoltek Parties, and should not be interpreted or construed as such.


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Kevin Schott
May 2, 2008
Page 5



Please signify your confirmation and agreement to the above terms by signing below where indicated and returning this Agreement to me.

Very truly yours,

ZOLTEK COMPANIES, INC.



By /s/ Zsolt Rumy
Name: Zsolt Rumy
Title: President




I hereby resign my employment and offices I may hold with Zoltek Companies, Inc. and any of its subsidiaries or affiliates and accept and agree to the terms of this letter agreement as of the date of this letter



Signature:/s/ Kevin Schott          Date Signed: 5/2/08
Printed Name: Kevin Schott





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May 2, 2008



Zoltek Companies, Inc.



Dear Zsolt:

I hereby voluntarily resign all employment, directorships and offices I hold with Zoltek Companies, Inc. and any of its subsidiaries and affiliates effective today.

                                       /s/ Kevin Schott
                                       Kevin Schott